Exhibit 99.1

Neustar Appoints Deborah Rieman and Paul Ballew To Its Board
Appointments of Silicon Valley Veteran and Data Analytics Leader
Effective Immediately

STERLING, VA., July 30, 2015 — Neustar, Inc. (NYSE: NSR), a trusted, neutral provider of real-time information services, today announced that Deborah Rieman, a Silicon Valley veteran who is the Executive Chairman of Metamarkets and former CEO of Check Point Software, and Paul Ballew, Chief Data and Analytics Officer of Ford Motor Company, were elected to the Company’s Board of Directors.
“We are pleased that Deb and Paul have accepted our invitation to join our Board of Directors,” said Lisa Hook, Neustar President and Chief Executive Officer. “They both bring a wealth of expertise in identity management, customer analytics, marketing and security services, all of which align so well with the way we have transformed our business. Their guidance and insights will help us grow into an even stronger leader in the information services space.”
Ms. Rieman is a recognized technology leader, having been named as one of Time magazine’s “50 Cyber-Elite” and as a “Top 10 Women in Technology” by Working Woman magazine. She has deep technical expertise in the marketing technology and security services space, holding senior positions at companies such as Adobe Systems, Sun Microsystems, and Xerox, as well as serving on the Boards of companies such as Corning, Inc. Ms. Rieman holds a bachelor’s degree from Sarah Lawrence College and a doctorate degree in mathematics from Columbia University.
“I’m thrilled to join Neustar’s Board,” said Deb Rieman. “Neustar is uniquely positioned in the way it utilizes its expertise in real-time authoritative identity to create solutions supporting companies’ marketing and security needs. I look forward to working with Lisa and the Board at this important juncture.”
Mr. Ballew has more than 25 years experience in marketing and sales analytics with an emphasis on turning customer insights into business action. With an extensive background in business transformations, Mr. Ballew’s initiatives have increased customer retention, enhanced marketing effectiveness, and deepened customer relationships. Prior to joining Ford, Mr. Ballew held senior positions in data and customer analytics at The Dun & Bradstreet Corporation, Nationwide Mutual Insurance Company, General Motors Corporation, and JD Power Associates, as well as having been an economist at the Federal Reserve Bank of Chicago. Mr. Ballew holds a bachelor’s degree in economics and political science, and a master’s degree in economics and finance, both from the University of Detroit.
“This is a great moment to be joining Neustar’s Board,” said Paul Ballew. “Neustar offers critical input to any real-time transactional insights, which is a vital asset to CMOs or those protecting a company against the risk of fraud. It’s exciting to be joining a global leader in these critical information services.”
About Neustar, Inc.
Neustar, Inc. (NYSE:NSR) is the first real-time provider of cloud-based information services, enabling marketing and IT security professionals to promote and protect their businesses. With a commitment to privacy and neutrality, Neustar operates complex data registries and uses its expertise to deliver actionable, data-driven insights that help clients make high-value business decisions in real time, one customer interaction at a time. More information is available at www.neustar.biz.

Contact Info:

Investor Relations Contact: Dave Angelicchio (571) 434-3443 InvestorRelations@neustar.biz	Press Contact: Lara Wyss (415) 659-6154 PR@neustar.biz